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CUSIP NO. 870775103                                               Page 16 of 31


                        INVESTMENT AND ADVISORY AGREEMENT

                  INVESTMENT AND ADVISORY AGREEMENT, dated as of the 1st day of October, 1987, by and between EQUITY- LINKED INVESTORS-II, a New York limited partnership (the "Fund"), and DESAI CAPITAL MANAGEMENT INCORPORATED, a New York corporation (the "Management Company").


                              W I T N E S S E T H:

                  In consideration of the mutual covenants, agreements and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


Section 1. Services to be Rendered by the Management Company to the Fund.


                  (a) The Management Company will provide the Fund with assistance in organizing and conducting an offering of limited partnership interests in the Fund in the manner requested by Rohit M. Desai Associates-II, the general partner of the Fund (the "General Partner").
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CUSIP NO. 870775103                                               Page 17 of 31


                  (b) Upon the formation of the Fund, the Management Company will assist the Fund in providing the limited partners of the Fund with a managed investment in equity-linked securities as discussed in the Fund's private placement memorandum. The Management Company will provide the Fund with investment and other advice and assistance in managing such a portfolio. The Management Company will act as investment adviser for the Fund's investments. The Management Company will locate, secure information with respect to and evaluate and analyze prospective equity-linked investment opportunities and will make recommendations as to which equity-linked securities should be purchased and on what terms. The Management Company will also structure and negotiate investments on behalf of the Fund and review and assist in the preparation of all documentation and closings. After an investment is made by the Fund, the Management Company will monitor investments and will make recommendations to the Fund as to which securities should be held and which should be sold. Subject always to the direction and control of the General Partner of the Fund, the Management Company will perform the day-to-day investment and administrative operations of the Fund and will supervise the management of the Fund's
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CUSIP NO. 870775103                                               Page 18 of 31


business, operations and affairs, including management of its investments and matters incidental thereto. The Management Company will also furnish to the Fund such office space, office supplies and equipment, and such bookkeeping, recordkeeping and clerical services as the Fund may require for its reasonable needs. In the performance of its duties, the Management Company will use its best efforts to promote the interests of the Fund; however, the Management Company shall at all times be an independent contractor and nothing in this Agreement shall be construed to constitute the Management Company an agent or a partner of the Fund or of the General Partner.

                  (c) The Management Company will assume and pay all expenses that relate to its services under paragraph (b) above, including without limitation expenses on account of rent, utilities, insurance, office supplies, office equipment, travel, entertainment and salaries, other compensation, fringe benefits and expenses of the Management Company's officers, directors, employees and agents; provided, however, that the Management Company shall not be required to pay (and if paid by the Management Company, shall be reimbursed
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CUSIP NO. 870775103                                               Page 19 of 31


by the Fund for payments of) (i) taxes on the business, investments or operations of the Fund, (ii) professional fees and expenses related to the business, investments or operations of the Fund, including without limitation legal, auditing, accounting and investment banking fees and expenses, (iii) custodian, commission or brokerage fees, (iv) interest on borrowings by the Fund, (v) registration expenses regarding any of the Fund's securities, (vi) fees to Advisory Board members and (vii) litigation and other extraordinary expenses of the Fund. In addition, the Management Company shall be reimbursed by the Fund for out-of-pocket expenses incurred in working with portfolio investments in extraordinary circumstances such as work-outs, mergers and acquisitions in an amount not exceeding in any year one half of one percent of the product of (x) the aggregate capital subscriptions of all limited partners of the Fund as of the beginning of such year times (y) the amount by which the Inflation Adjustment (as defined in Section 3(d) hereof) exceeds one (1). The Management Company shall not be obligated to pay any expenses of or for the Fund not contemplated to be paid by the Management Company by this Section 1.
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CUSIP NO. 870775103                                               Page 20 of 31


Section 2.        Other Interests of the Management Company, the Fund and
                  Others.


                  (a) It is understood that (i) any partner of the Fund (a "Partner") or any partner of the General Partner may be a stockholder, director, officer, employee or agent of, or be otherwise interested in, the Management Company, any organization in which the Management Company may have an interest or any organization which may have an interest in the Management Company, (ii) any stockholder, director, officer, employee or agent of the Management Company may be a partner of, or otherwise have an interest in, the General Partner or the Fund and (iii) any stockholder, director, officer, employee or agent of the Management Company, any Partner, any partner of the General Partner and any employees of a Partner or of a partner of the General Partner, may act as directors of or provide consulting or other services to one or more of the entities in which the Fund may have an investment from time to time.

                  (b) The Management Company may render management and investment advice of the type described in Section 1 hereof, and the Management Company may
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CUSIP NO. 870775103                                               Page 21 of 31


offer equity-linked securities investment opportunities, to any other person, including without limitation any corporation, partnership, association, business, trust, individual or other entity (a "Person").



Section 3.        Payments to be Made by the Fund.


                  (a) As full compensation for the services rendered and expenses borne by the Management Company pursuant to Section 1(a) hereof, the Fund shall pay fees ("Organizational and Initial Fees") to the Management Company in an amount equal to 1% of the capital contributed to the Fund (other than as reinvestment of Fund ordinary income distributions). This fee will be payable to the Management Company on January 2, 1988, with respect to capital contributions through that date, and upon each subsequent capital contribution, provided that Mr. Desai is alive on January 2, 1988. The Organizational and Initial Fee will be paid to the Management Company regardless of the extent to which the Management Company incurs expenses and no accounting from the Management Company to the Fund will be required in this connection.
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CUSIP NO. 870775103                                               Page 22 of 31


                  (b) As full compensation for the services rendered and expenses borne by the Management Company pursuant to Section 1(b) hereof, the Fund shall pay the Management Company management fees ("Management Fees") calculated and paid as provided below in paragraphs (c), (d) and (e).

                  (c) The quarterly Management Fee will be the amount equal to the product of (I) the Inflation Adjustment (as defined in paragraph (d) below) times (II) the greater of (i) .25% of the net asset value (based on the Fund's valuations) of the assets of the Fund as of the first business day (being a day, other than a Saturday, Sunday or legal holiday in New York, on which Bankers Trust Company is open for business in New York, New York) of such calendar quarter or (ii) the lesser of (A) $500,000 or (B) .25% of the total assets contributed or subscribed to the Fund as of the first business day (being a day, other than a Saturday, Sunday or legal holiday in New York, on which Bankers Trust Company is open for business in New York, New York) of such calendar quarter. If additional contributions or subscriptions are made by existing or additional partners of the Fund during a calendar quarter (after
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CUSIP NO. 870775103                                               Page 23 of 31


the first business day thereof), then the Management Fee for such quarter shall be recalculated. Such recalculation shall use the formula contained in the first sentence of this Section 3(c) except that the following amount shall be used for item II(ii)(B) of such formula: .25% of the average daily amount during such calendar quarter of the total assets contributed or subscribed to the Fund. If such recalculation results in an increased Management Fee, then such additional unpaid amount shall be promptly paid to the Management Company.

                  (d) The "Inflation Adjustment" shall be one (1) for the 1988 and 1989 calendar years and for each year thereafter shall be equal to a fraction the numerator of which is equal to the revised Consumer Price Index of the Bureau of Labor Statistics for All Urban Consumers, New York - Northeastern New Jersey Area (1967=100) (the "Index") for December of the preceding year, and the denominator of which shall be equal to the Index for December 1988. Appropriate modification to the Inflation Adjustment shall be made if the Index shall cease to be updated as of calendar year-end.
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CUSIP NO. 870775103                                               Page 24 of 31


                  (e) Management Fees shall begin accruing as of the date hereof. The Management Fee for the calendar quarter in which the date hereof occurs shall be computed as set forth above but shall be prorated according to the number of days from the date hereof to the end of such calendar quarter; such initial Management Fee shall be due and payable in full on the date hereof. Subsequently, the quarterly Management Fee shall be paid in full on the first business day (being a day, other than a Saturday, Sunday or legal holiday in New York, on which Bankers Trust Company is open for business in New York, New York) of each January, April, July and October of each year during the term of this Agreement; provided, however, that payments on any such payment date may be estimated based on the most recent available Inflation Adjustment or the most recent available Fund asset valuation as of the first business day of a calendar quarter, subject to appropriate adjustment (by payments to the Management Company or the Fund, as the case may be) as soon as the proper Inflation Adjustment or Fund asset valuation becomes available.
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CUSIP NO. 870775103                                               Page 25 of 31


                  (f) The amount of the Management Fees payable by the Fund pursuant to this Section 3 shall not be reduced by the amount of any fees paid to any stockholder, director, officer, employee or agent of the Management Company or any of their affiliates by any Person (including, without limitation, any Person in which the Fund has made an investment); including without limitation directors' fees, investment banking fees and financial consulting fees.


Section 4.        Effective Period and Termination of this Agreement.


                  This Agreement shall become effective as of the date hereof and shall remain in effect until the Fund is terminated and wound-up unless it is sooner unilaterally terminated by the General Partner on behalf of the Fund by giving not less than six months' prior written notice to the Management Company.


Section 5.        Indemnification and Liability.


                  (a) Neither the Management Company nor any stockholder, officer, director, employee or agent thereof shall be liable to the Fund or any Partner for (i) mistakes of judgment or for any act or omission
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CUSIP NO. 870775103                                               Page 26 of 31


suffered or taken by it or him (or her), or for losses due to any such mistakes, action or inaction, except to the extent of willful misfeasance, bad faith or gross negligence of such Person or (ii) for the willful misfeasance, gross negligence, bad faith or other conduct of any officer, employee, representative, consultant, independent contractor, broker or agent of such Person, provided that such officer, employee, representative, consultant, independent contractor, broker or agent was selected, engaged or retained in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Fund. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which may exist under any federal securities laws.

                  (b) The Management Company and its stockholders, officers, directors, employees and agents shall be fully protected and are hereby indemnified, to the fullest extent permitted by applicable law, by the Fund out of Fund assets against any and all liabilities, losses, damages and expenses (including without
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CUSIP NO. 870775103                                               Page 27 of 31


limitation (1) legal fees and expenses and (2) any amounts paid in respect of judgments, fines or settlement of litigation) suffered or incurred in any actual or threatened claim, action or proceeding as a result or by reason of this Agreement or employment by the Fund; provided, that the foregoing indemnity shall not apply to the extent that any action or inaction by such indemnified person is determined by a final judgment to have constituted gross negligence, willful misfeasance or bad faith.

                  (c) The Management Company and its stockholders, officers, directors, employees and agents may consult with legal counsel or accountants selected by such Person and any action or omission suffered or taken in good faith in reliance and in accordance with the opinion or advice of any such counsel or accountants (provided it, she or he has been selected with reasonable care) shall be full protection and justification with respect to the action or omission so suffered or taken.

                  (d) The provisions of this Section 5 shall survive any termination of this Agreement.
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CUSIP NO. 870775103                                               Page 28 of 31


Section 6.        Binding Nature.


                  All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties and their respective permitted successors and permitted assigns; provided that neither party may assign this Agreement without the written consent of the other party; provided, further, that the Management Company may not assign this Agreement without the consent referred to in Section 205(2) of the Investment Advisers Act of 1940.


Section 7.        Notices.


                  Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands and instructions hereunder shall be in writing and shall be delivered by hand or shall be mailed by registered or certified mail, postage prepaid, to the following addresses:

                  (i) if to the Fund,

                                    Equity-Linked Investors-II
                                    540 Madison Avenue
                                    New York, NY  10022
                                    Attn:  Rohit M. Desai
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CUSIP NO. 870775103                                               Page 29 of 31


                  (ii) if to the Management Company,

                                    Desai Capital Management
                                      Incorporated
                                    540 Madison Avenue
                                    New York, NY  10022
                                    Attn:  President


or at such other address as any of the foregoing parties may from time to time designate in writing to the other parties to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if mailed, when received, unless otherwise expressly specified or permitted by the terms hereof.



Section 8.        Severability.

                  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive
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CUSIP NO. 870775103                                               Page 30 of 31


any provision of law which renders any provision hereof prohibited or unenforceable in any respect.


Section 9.        Requirement of Writing.

                  No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both Parties.


Section 10.       Headings.

                  The headings of the various sections herein are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.


Section 11.       Governing Law.

                  This Agreement and all rights hereunder shall be construed in accordance with and governed by the laws of the State of New York (without regard to any rules or principles of conflicts of laws that might look to any jurisdiction outside of New York).
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CUSIP NO. 870775103                                               Page 31 of 31


Section 12.       Entire Agreement.

                  This Agreement supersedes any and all oral or written agreements or understandings heretofore made, and contains the entire agreement of the parties, with respect to the subject matter hereof.


                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective partner or officer, as the case may be, thereunto duly authorized as of the day and year first above written.


                                    DESAI CAPITAL MANAGEMENT
                                      INCORPORATED



                                    By /s/ Ronit M. Desai
                                      -----------------------------------------
                                      Rohit M. Desai,
                                      President



                                    EQUITY-LINKED INVESTORS-II
                                    By Rohit M. Desai Associates-II,
                                      General Partner



                                    By /s/ Ronit M. Desai
                                      -----------------------------------------
                                      Rohit M. Desai,
                                      Managing General Partner